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                                                                   Exhibit 10.20

January 20, 2003

David G. George
123 Marlborough Street
Boston, MA 02116

Dear David,

      It is my pleasure to present this offer to you to join us as the Vice President of Worldwide Sales reporting directly to Nanda Krish, President and CEO.

      The terms of our offer are as follows:

      SALARY:
              Your starting salary will be $150,000.00 per year ($5,769.23 payable bi-weekly).

      INCENTIVE COMPENSATION:
              Your annual incentive compensation potential will be $150,000.00 and will be based upon achievement of established bookings targets of $6,288,000 for the calendar year 2003 ($1,572,000 per quarter), a detailed copy of which will be provided to you on your start date. Payment of incentive compensation will be made as follows, 0 to 74.99% achievement of quarterly bookings quota - no payout; 75% to 100% achievement of quarterly bookings quota - will be paid out ratably (i.e. if you achieve 75% of the quota, you will receive 75% of your quarterly potential, for 76% achievement you will receive 76% of your quarterly incentive potential etc).

              For amounts over 100% of the annual bookings target of $6,288,000 you will be paid as follows:

                           101% to 125% of target - 3%
                           126% to 175% of target - 5%
                           over 175% of target - 6%

              For avoidance of doubt, each quarter will be measured separately as achievement of the quarterly target of $1,572,000. No deductions will be taken for prior quarters shortfalls if any against target.

              You will be paid guaranteed incentive compensation of $37,500.00 for Q1 2003. Such payment will be made in the first normal payroll after the close of the quarter.

         STOCK OPTIONS:
              Subject to approval of the Board of Directors, you will be granted a stock option to purchase up to 225,000 shares of FairMarket's common stock under FairMarket's 2000 Stock Option and Incentive Plan (the "2000 Plan"). The per share exercise price of the stock option will be the fair market value of FairMarket's common stock on the date of grant as determined by the Board of Directors. The details of the grant will be set forth in a separate stock option certificate evidencing your grant that you will receive following Board approval of your option grant and will otherwise be on the terms and conditions of the

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              2000 Plan. Such option will be granted as an incentive stock option to the extent permitted by the Internal Revenue Code.

              Subject to approval of the Board of Directors, you will be granted a stock option to purchase up to 25,000 shares of FairMarket's common stock under FairMarket's 2000 Stock Option and Incentive Plan (the "2000 Plan"). The per share exercise price of the stock option will be the fair market value of FairMarket's common stock on the date of grant as determined by the Board of Directors. The details of the grant will be set forth in a separate stock option certificate evidencing your grant that you will receive following Board approval of your option grant and will otherwise be on the terms and conditions of the 2000 Plan. The details will however provide that such options will accelerate in full if the Company achieves recognized revenue (as audited by PWC) for the calendar year 2003 in an amount greater than or equal to $10 million; otherwise such options will vest on the fourth year anniversary of the grant. Such option will be granted as an incentive stock option to the extent permitted by the Internal Revenue Code.

         START DATE:

              No later than Monday, January 27, 2003


         SALARY CONTINUATION:

              Should you accept our offer of employment, the employment relationship will be an at-will arrangement. In other words, you may terminate your employment with FairMarket at any time and for any reason. Similarly, FairMarket may terminate your employment at any time, for any reason subject to the provisions to be provided to you in a Severance agreement that will be provided to you on your start date. Such agreement will stipulate that after you have been employed by FairMarket for three (3) months and through the one (1) year anniversary of your employment with the company if FairMarket terminates your employment without cause (as defined in FairMarket's 2000 Stock Option and Incentive Plan I provided to you), the Company will provide you with 3 months of severance and benefit continuation and provide you with prorated vesting on any and all stock options granted Executive by FairMarket and not yet exercised, expired, surrendered or canceled based on period of employment. For avoidance of doubt, if the company terminated you without cause after 6 months of service, you would receive 3 months of severance and benefit continuation and 6/48's of the 225,000 options noted above.

         BENEFITS:

              Attached is a summary of our current benefits, outlining the benefit options offered to our employees, along with the breakdown of the portion of the cost paid by FairMarket and by our employees.

         401 (k) PLAN:

              You will be eligible to join FairMarket's 401 (k) Plan on the first day of the month following your start date.

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         PAID TIME OFF:

              During your first year of employment, you will accrue paid time off daily, at an annualized rate of twenty-five days per year. FairMarket employees also receive ten paid holidays annually.

         FORM I-9:

              FairMarket is required by federal law to have all new employees complete an I-9 form (Employment Eligibility and Verification) to verify that they are either U.S. Citizens or have permission to work in the U.S. You will be asked to produce documentation establishing your identity and work authorization. This documentation must be produced by the end of your third day of employment with FairMarket.

         INVENTION, CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT:

              As with most high-technology companies today, our offer of employment is contingent upon your signing the enclosed EMPLOYEE AGREEMENT REGARDING INVENTIONS, CONFIDENTIALITY AND NON-COMPETITION. This agreement establishes the confidentiality of company affairs and assigns and transfers to the company your entire, right, title and interest in and to all inventions made by you individually or jointly with others, during the course of your employment with FairMarket, which relate to company business. By signing this offer letter, you further represent that you are not a party to a non-compete agreement that would interfere with your employment responsibilities with FairMarket. Employment with FairMarket will not be valid, and a paycheck will not be issued, until this agreement is signed and returned to the Human Resources Department.

         This offer of employment is open for three days from the date of this letter. Within this time period, I would appreciate your confirming your acceptance by signing this letter in the space provided below and returning it to me by facsimile to 781-932-9250. By signing this letter, you also agree to abide by the Company's existing and future policies and procedures. A copy of this letter will be provided for your records.

         David, the executive team and I are all very excited about the great things FairMarket can achieve with you joining the team. If you have any questions, please do not hesitate to contact me directly. We look forward to having you join us.

                                            Sincerely,

                                            Janet Smith
                                            Chief Financial Officer

                                    ACCEPTED THIS ________ DAY OF JANUARY, 2003


                                    BY: _______________________________________
                                                    DAVID G. GEORGE